Exhibit 99.1

Bio-Path Holdings, Inc. Announces $1.2 Million Registered Direct Offering Priced At-the- Market Under Nasdaq Rules

HOUSTON, April 18, 2024 – Bio-Path Holdings, Inc., (Nasdaq: BPTH) (the “Company” or “Bio-Path”), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that it has entered into a definitive agreement with certain institutional investors for the issuance and sale of 375,000 shares of its common stock at a purchase price per share of $3.225 in a registered direct offering priced at-the-market under Nasdaq rules. Additionally, in a concurrent private placement, Bio-Path has also agreed to issue to such investors unregistered warrants to purchase up to 375,000 shares of common stock at an exercise price of $3.10 per share. The unregistered warrants to be issued in the private placement will become immediately exercisable upon issuance and will expire five years from the date of issuance. The offering is expected to close on or about April 19, 2024, subject to the satisfaction of customary closing conditions.

Immediately prior to the registered direct offering and the concurrent private placement, the number of outstanding shares of common stock of the Company was 1,190,306. Immediately following the closing of the registered direct offering and the concurrent private placement, the number of outstanding shares of common stock of the Company will be 1,565,306.

H.C. Wainwright & Co., LLC is acting as the exclusive placement agent for the offering.

The gross proceeds to Bio-Path from the offering are expected to be approximately $1.2 million, before deducting the placement agent’s fees and other offering expenses payable by Bio-Path. Bio-Path currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock (or common stock equivalents) offered in the registered direct offering (but excluding the unregistered warrants or the shares of common stock underlying such unregistered warrants) described above are being offered and sold by Bio-Path pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-265282), including a base prospectus, previously filed with the Securities and Exchange Commission (“SEC”) on May 27, 2022, and declared effective by the SEC on June 14, 2022. The offering of the shares of common stock (or common stock equivalents) are being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to, and describing the terms of, the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus relating to the registered direct offering, when available, may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The offer and sale of the unregistered warrants are being made in a transaction not involving a public offering and have not been registered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the unregistered warrants and the underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and BP1001-A, a drug product modification of prexigebersen, is in a Phase 1/1b study for solid tumors. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3.

For more information, please visit the Company's website at http://www.biopathholdings.com

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements related to the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369